Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to this Registration Statement on Form S-3 of our report dated July 14, 2010, relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust and subsidiaries, and the effectiveness of Investors Real Estate Trust and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the year ended April 30, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ Deloitte & Touche

Minneapolis, MN
October 1, 2010